EXHIBIT 10.3

EARTHBLOCK TECHNOLOGIES INC.

SERIES “A” PREFERRED STOCK PURCHASE

NOTE AGREEMENT

$45,000.00	SEPTEMBER 26, 2012 in, California

FOR VALUE RECEIVED, George Shen and individual residing in California (referred to herein as the "Buyer"), hereby promises to pay to James Hines (the "Seller") on order, without demand, the principal sum of $45,000.00 in installments with the payment of the final outstanding balance payment due on or before July 15, 2013 (the "Final Maturity Date").

The following terms shall apply to this Note:

ARTICLE I

DEFAULT RELATED PROVISIONS

1.1     Payment Grace Period. The Buyer shall have a ten (10) business days grace period to pay any amounts due and payable under this Note as defined below.

1.2     Payments. The first installment payment on this note of $5,000 is due on January 15, 2013. Payments of $5,000 will be made on the 15th day of the month following the first payment until the Note is paid in full with any balance owing being paid on or before July 15, 2013.

ARTICLE II

PAYMENT OF PRINCIPAL AND ACCRUED INTEREST

2.1     Cash Payment. If the Borrower Company elects to prepay the note they shall give the Holder at least two (2) days notice.

2.2     Payments. All payment will be made by check or wire transfer.

ARTICLE III

RECOURSE TO BORROWER

The Borrower shall be personally liable for the full payment of this Note. If the borrower fails to pay this Note on its terms then the Borrower agrees to pay penalty interest for any unpaid balance at the rate of 10% per annum on the unpaid balance until such time as all principal payments become current. The Buyer will hold in its position the one share of Series “A” Preferred stock purchased from James Hines and will not transfer, assign or encumber the Series A Preferred in any way prior to full payment of the $45,000 principal amount of this Note is received by the Seller.

ARTICLE IV

MISCELLANEOUS

4.1     Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2     Notices. Any notice herein required or permitted to be given shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices or other communications shall be sent to:

If to the Seller:	James Hines
5888 Crittenden Drive
Cincinnati OH 45224

If to the Buyer:	George Shen
17870 Castleton Street, # 205
City of Industry, CA. 91748

4.3     Amendment Provision. The term Note and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4     Assignability. This Note shall be binding upon the Buyer and its successors and assigns, and shall inure to the benefit of the Seller and its successors and assigns, and may not be assigned by the Holder, provided, however, that the Holder may ask for the right to assign the note and shall provide the Company with written notice of any such proposed assignment asking for approval for which the company will have no than ten (10) business days following such notice to respond.

4.5     Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the courts of Ohio. The Buyer, and Seller agree to submit to the jurisdiction of such courts.

IN WITNESS WHEREOF, George Shen has caused this Note to be signed on this 26th day of September, 2012.

/s/ George Shen
By: George Shen